Exhibit 10.1

FINAL

FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO LEASE dated as of this 24th day of February, 2015 (the “First Amendment”) by and between BP HANCOCK LLC, a Delaware limited liability company (“Landlord”) and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Tenant”).

RECITALS

By Lease dated February 24, 2014 (the “Original Lease”), Landlord did lease to Tenant, and Tenant did hire and lease from Landlord, certain premises containing approximately 57,602 rentable square feet of space (referred to in the Original Lease as the “Rentable Area of the Premises” and hereinafter sometimes referred to as the “Rentable Floor Area of the Initial Premises”) located on the ninth (9th) and tenth (10th) floors (referred to in the Original Lease as the “Premises” and hereinafter sometimes referred to as the “Initial Premises”) in the building commonly known as the John Hancock Tower located at 200 Clarendon Street, Boston, Massachusetts (the “Building”).

Tenant has agreed to lease from Landlord an additional 10,057 square feet of rentable square feet of space (the “Rentable Floor Area of the Additional Premises”) located on the twenty-fifth (25th) floor of the Building, which space is shown on Exhibit A attached hereto and made a part hereof (the “Additional Premises”) upon all of the same terms and conditions set forth in the Original Lease except as set forth in this First Amendment.

Landlord and Tenant have further agreed that Tenant shall have the right to extend the Additional Premises Term (as defined below) as to the Additional Premises for one (1) period of three (3) years on the terms and conditions set forth in this First Amendment.

Landlord and Tenant are entering into this instrument to set forth said leasing of the Additional Premises, to provide for such right to extend the Additional Premises Term with respect to the Additional Premises and to further amend the Original Lease.

NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

1.                                      Recitals; Capitalized Terms. All of the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the meanings ascribed to them in the Original Lease, and all references herein or in the Original Lease to the “Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any section thereof shall mean the Original Lease, or such section thereof, as amended by this First Amendment.

BP Hancock - CRA First Amendment (FINAL)

2.                                      Lease of Additional Premises. Commencing no earlier than June 15, 2015, but otherwise on the date (the “Additional Premises Commencement Date”) that Landlord delivers vacant, broom clean possession of the Additional Premises to Tenant with Landlord’s Additional Premises Work (as defined in Exhibit B-1 attached hereto) substantially complete, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Additional Premises, for a term (the “Additional Premises Term”) expiring on June 30, 2020 (the “Additional Premises Term Expiration Date”), as be extended in accordance with Section 6 below. From and after the Additional Premises Commencement Date and during the Additional Premises Term, the Additional Premises shall constitute a part of the “Premises” demised to Tenant under the Lease, so that the Premises (as defined in the Original Lease) shall include both the Initial Premises and the Additional Premises and during the Additional Premises Term, as may be extended as set forth in Section 6 below, the “Rentable Floor Area of the Premises” (as defined in the Original Lease) shall consist of 67,659 rentable square feet.

3.                                      Annual Fixed Rent.

(A)                               Tenant shall continue to pay Annual Fixed Rent with respect to the Initial Premises in accordance with the terms and conditions set forth in the Original Lease.

(B)                               Commencing on the Additional Premises Commencement Date and continuing through the Additional Premises Term, Tenant shall pay Annual Fixed Rent for the Additional Premises at the annual rate of $492,793.00 (being the product of (i) $49.00 per rentable square foot and (ii) the Rentable Floor Area of the Additional Premises), payable in equal monthly installments in accordance with the provisions of Section 5.1 of the Original Lease.

4.                                      Operating Excess, Tax Excess and Tenant Electricity. For the period prior to the Additional Premises Commencement Date, Tenant shall make payments with respect to Operating Excess, Tax Excess, and Tenant Electricity for the Initial Premises in accordance with the Original Lease. From and after the Additional Premises Commencement Date, Tenant shall make payments with respect to Operating Excess, Tax Excess, and Tenant Electricity for the Premises (inclusive of the Initial Premises and the Additional Premises), and for purposes thereof, the amounts due from Tenant shall be based on the Rentable Area of the Premises set forth in Section 2 above (inclusive of the Additional Premises).

5.                                      Parking Privileges. Effective as of the Additional Premises Commencement Date and continuing through Additional Premises Term, pursuant to Section 10.1 of the Original Lease, the total number of unreserved parking stalls to be provided by Landlord to Tenant in the 100 Clarendon Garage (the “Garage”) shall be increased by four (4) parking stalls from twenty-three (23) to twenty-seven (27). Such parking privileges shall remain subject to the terms and provisions of Article X of the Original Lease.

6.                                      Additional Premises Extension Option.

(A)                               The Extension Options contained in Section 3.2 of the Original Lease shall not apply with respect to the Additional Premises, and Tenant shall have the right to extend the

Additional Premises Term with respect to the Additional Premises only as set forth in this Section 6.

(B)                               On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the herein described option to extend and as of the commencement of the Additional Premises Extended Term (i) there exists no Event of Default (defined in Section 15.1 of the Original Lease), (ii) the Lease is still in full force and effect, and (iii) Tenant has neither assigned the Lease nor sublet more than fifty percent (50%) of the Rentable Floor Area of the Additional Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 12.5 of the Original Lease), Tenant shall have the right, subject to Section 6(C) below, to extend the Additional Premises Term with respect to the Additional Premises upon all the same terms, conditions, covenants and agreements herein contained, including the Annual Fixed Rent set forth in Section 3(B) above (except that there shall be no further option to extend) for one (1) period of three (3) years as hereinafter set forth. The option period is sometimes herein referred to as the “Additional Premises Extended Term.” If Tenant desires to exercise the option to extend the Additional Premises Term for the Additional Premises Extended Term, then Tenant shall give notice of the same to Landlord (the “Exercise Notice”), not earlier than eighteen (18) months nor later than fifteen (15) months prior to the expiration of the initial Additional Premises Term.

(C)                               Tenant acknowledges and agrees that Tenant’s right to extend the Additional Premises Term with respect to the Additional Premises is subject and subordinate to the right of Latham and Watkins, LLP (“Latham”) to lease the Additional Premises. Within thirty (30) days after Landlord’s receipt of the Exercise Notice, Landlord shall notify Tenant in writing whether Latham has leased the Additional Premises (the “Response Notice”). In the event Latham has not leased the Additional Premises, then the Additional Premises shall be leased to Tenant for the Additional Premises Extended Term upon all the same terms, conditions, covenants and agreements herein contained (except that there shall be no further option to extend). If the Response Notice indicates that Latham has leased the Additional Premises, Landlord shall include with the Response Notice a plan of alternative space within the Building containing between 9,000 and 11,000 rentable square feet which will reasonably accommodate fifty (50) employees for lease by Tenant and shall be “ready for occupancy” (which phrase shall not be deemed to imply that such space shall be equipped with telephone and data wiring/cabling, trade fixtures, furniture or equipment for Tenant’s operations) (the “Substitute Additional Premises”) commencing on the expiration of the initial Additional Premises Term. Provided the Substitute Additional Premises is within such range of rentable square footage, there shall be no adjustment in Base Rent or amounts calculated under the Lease based on rentable square footage due to the variation in rentable square footage between the Additional Premises and the Substitute Additional Premises. Within ten (10) business days after receipt by Tenant of the Response Notice which identifies the Substitute Additional Premises, Tenant shall have the right, exercisable by providing written notice to Landlord, to either (i) rescind the Exercise Notice, or (ii) lease the Substitute Additional Premises for the Additional Premises Extended Term in accordance with Section 6(D) below. If Tenant rescinds the Exercise Notice, or fails to respond to the Response Notice, with such ten (10) business day period, then the lease of the Additional Premises shall expire on the Additional Premises Expiration Date as though such Exercise

Notice were never sent. If Tenant exercises the right to lease the Substitute Additional Premises, then the provisions of Section 6(D) below shall apply.

(D)                               If Tenant elects to lease the Substitute Additional Premises for the Additional Premises Extended Term pursuant to Section 6(C) above, the lease of such Substitute Additional Premises shall be upon all the same terms and conditions set forth in the Original Lease except as provided in this First Amendment. Tenant hereby agrees that Tenant shall relocate from the Additional Premises to the Substitute Additional Premises upon the later of (i) the date of expiration of the Additional Premises Term, or (ii) the date on which Landlord delivers possession of the Substitute Additional Premises in “broom clean” condition, free of all occupants, but otherwise in “as is” condition (the later of such dates being the “Relocation Deadline”). Upon Tenant’s relocation to the Substitute Additional Premises, the Substitute Additional Premises shall become a part of the premises demised under the Lease and all references to “Additional Premises” as used in this First Amendment shall mean the Substitute Additional Premises and the premises demised by the Lease shall thereafter mean the Initial Premises and the Substitute Additional Premises. Landlord shall reimburse Tenant for Tenant’s reasonable out-of-pocket expenses for moving Tenant’s furniture to the Substitute Additional Premises upon billing therefor from Tenant, which billing shall include reasonable evidence thereof in the form of paid invoices, receipts and the like. Upon any such relocation the Tenant shall enter into an amendment to the Lease confirming such relocation, but the Tenant’s failure to enter into such amendment shall not affect in any manner Tenant’s relocation under this First Amendment from the Additional Premises to the Substitute Additional Premises. In the event Tenant fails to vacate the Additional Premises in the condition required under the Original Lease by the Relocation Deadline (it being further agreed for purposes of clarity that Tenant shall have no obligation to remove any alterations, additional or improvements within the Substitute Additional Premises which exist therein on the date the same are delivered to Tenant), Landlord shall have the right to declare the same an Event of Default, and Landlord shall be entitled to the remedies set forth in the provisions of Section 16.18 of the Original Lease shall apply with respect to the Additional Premises.

(E)                                Upon the later to occur of (i) Tenant’s delivery of the Exercise Notice, or (ii) if applicable, expiration of the period for Tenant to rescind the Exercise Notice under Section 6(C) above, the Additional Premises Term hereof shall be extended, for the Additional Premises Extended Term, without the necessity for the execution of any additional documents (except that Landlord and Tenant agree to enter into an instrument in writing setting forth the adjustments to the Lease necessary to reflect the lease of the Substitute Additional Premises if applicable); and in such event all references herein to the Additional Premises Term shall be construed as including the Additional Premises Extended Term, with respect to the Additional Premises, unless the context clearly otherwise requires. Notwithstanding anything herein contained to the contrary, in no event shall the Additional Premises Term be extended for more than three (3) years after the expiration of the initial Additional Premises Term.

7.                                      Preparation of Additional Premises. Except for Landlord’s Additional Premises Work (as defined in Exhibit B-1 attached hereto), Tenant agrees to accept the Additional Premises in “as is” condition and Landlord shall have no obligation to perform any additions, alterations or demolition in the Additional Premises. It is agreed that (i) the Landlord’s Additional Premises Work (as defined in Exhibit B-l of the Original Lease), and (ii) the Tenant Allowance (as defined in Exhibit B-l of the Original Lease), shall not be applicable to the Additional Premises.

8.                                      Surrender of Additional Premises. Provided that Tenant vacates and surrenders the Additional Premises in the manner required under the Lease, from and after the Additional Premises Term Expiration Date (as such date may be extended pursuant to Section 6 above) (i) Tenant shall have no further obligation to pay Annual Fixed Rent or Additional Rent for the Additional Premises for any period after the Additional Premises Term Expiration Date, (ii) the Additional Premises shall no longer constitute a portion of the “Premises” and the “Premises” defined in the Original Lease shall thereafter consist solely of the Initial Premises; (iii) the “Rentable Floor Area of the Premises” shall consist of the Rentable Floor Area of the Initial Premises; and (iv) pursuant to Section 10.1 of the Original Lease, the number parking stalls in the Garage provided by Landlord to Tenant under Article X of the Original Lease shall be proportionately decreased to twenty-three (23) parking stalls.

9.                                      Brokers.

(A)                               Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this First Amendment other than CBRE (the “Broker”) and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Broker, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B)                               Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this First Amendment other than the Broker and in the event any claim is made against Tenant relative to dealings by Landlord with brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for the payment of a commission to the Broker in connection with this First Amendment pursuant to a separate agreement between Landlord and the Broker.

10.                               Counterparts; Authority. Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this First Amendment and that the person signing this First Amendment on its behalf has been duly authorized to do so. This First Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

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EXECUTED as of the date and year first above written.

WITNESS:	LANDLORD:

/s/ Christy Haughey	BP HANCOCK LLC

	By:	Boston Properties Limited Partnership,
its sole member and manager

	By:	Boston Properties, Inc.,
its general partner

		By:	/s/ David C. Provost
		Name:	David C. Provost
		Title:	SVP

TENANT:

WITNESS:	CRA INTERNATIONAL, INC.

/s/ Jonathan D. Yellin	By:	/s/ Chad M. Holmes
Jonathan D. Yellin	Name:	Chad M. Holmes
	Title:	CFO

EXHIBIT A

Additional Premises

Exhibit A-1

EXHIBIT B-1

WORK AGREEMENT

1.1                               Substantial Completion

(A)                               Plans and Construction Process.

(1)                                    Landlord’s Additional Premises Work. Landlord shall perform, and, except as provided below, pay for the entire costs of constructing the work shown on the Additional Premises Plan (as defined below) (“Landlord’s Additional Premises Work”); provided, however, that Landlord shall have no responsibility for the installation or connection of Tenant’s computer, telephone, other communication equipment, systems or wiring. Attached hereto as Exhibit B-2 is a concept plan generally showing the improvements desired by Tenant to the Additional Premises (the “Preliminary Plan”), which Preliminary Plan has been approved by Landlord and Tenant. Landlord shall prepare and submit a more detailed version of the Preliminary Plan (the “Additional Premises Plan”) consistent with the Preliminary Plan to Tenant for its approval, which shall not be unreasonably withheld. Tenant shall respond to the proposed Additional Premises Plan within five (5) business days of receipt, and Tenant shall not have any right to object to, or withhold approval with respect to, any elements of the Additional Premises Plan which are consistent with the Preliminary Plan. Tenant’s failure to respond to the proposed Additional Premises Plan within the foregoing time period shall be deemed Tenant’s approval of the proposed Additional Premises Plan. Any items of work requested by Tenant and not shown on the Additional Premises Plan shall be deemed to be Change Proposal(s) (as defined below) and shall be subject to the terms and provisions of subsection (2) below.

(2)                                 Change Orders. Tenant shall have the right, in accordance herewith, to submit for Landlord’s approval change proposals with respect to items of work not shown on the Additional Premises Plan (each, a “Change Proposal”). Landlord agrees to respond to any such Change Proposal within such time as is reasonably necessary (taking into consideration the information contained in such Change Proposal) after the submission thereof by Tenant, advising Tenant of any anticipated increase in costs which costs shall include a construction management fee equal to 6% of the Change Proposal (“Change Order Costs”) associated with such Change Proposal, as well as an estimate of any delay which would likely result in the completion of the Landlord’s Additional Premises Work if a Change Proposal is made pursuant thereto (“Landlord’s Change Order Response”). Tenant shall have the right to then approve or withdraw such Change Proposal within five (5) days after receipt of Landlord’s Change

Exhibit B-1-1

Order Response. If Tenant fails to respond to Landlord’s Change Order Response within such five (5) day period, such Change Proposal shall be deemed withdrawn. If Tenant approves Landlord’s Change Order Response, then such Change Proposal shall be deemed a “Change Order” hereunder and if the Change Order is made, then the Change Order Costs associated with the Change Order shall be deemed additions to the Tenant Plan Excess Costs and shall be paid as Tenant Plan Excess Costs in the manner set forth in Section 1.5 of this Work Agreement.

(3)                                 Tenant Response to Requests for Information and Approvals. Except to the extent that another time period is expressly herein set forth, Tenant shall respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative for approvals or information in connection with Landlord’s Additional Premises Work, within five (5) business days of Tenant’s receipt of such request. In addition, Tenant shall, within two (2) business days after receipt thereof from Landlord, execute and deliver to Landlord any commercially reasonable affidavits and documentation required in order to obtain all permits and approvals necessary for Landlord to commence and complete Landlord’s Additional Premises Work on a timely basis (“Permit Documentation”).

(4)                                 Time of the Essence. Time is of the essence in connection with Tenant’s obligations under this Section 1.1.

(B)                               Substantial Completion; Tenant Delay.

(1)                                 Landlord’s Obligations. Subject to Tenant Delays (as hereinafter defined) and Force Majeure (as defined in Section 14.1 of the Original Lease), Landlord shall use reasonable speed and diligence to have the Landlord’s Additional Premises Work substantially completed on or before June 1, 2015 (the “Estimated Additional Premises Commencement Date”), but Tenant shall have no claim against Landlord for failure so to complete construction of Landlord’s Additional Premises Work in the Additional Premises, subject to the rights specified in Section 1.2 of this Work Agreement.

(2)                                 Definition of Substantial Completion. The Additional Premises shall be treated as having been substantially completed on the date Landlord’s Additional Premises Work has been completed in accordance with Exhibit B-2 (or would have been completed but for Tenant Delay) except for minor items of work and adjustment of equipment and fixtures which can be completed after occupancy has been taken without causing material interference with Tenant’s use of the Additional Premises (i.e. so-called “punch list” items). In the event of any dispute as to the date on which

Exhibit B-1-2

Landlord’s Additional Premises Work has been substantially completed, the reasonable determination of Landlord’s architect as to such date shall be deemed conclusive and binding on both Landlord and Tenant.

(3)                                 Incomplete Work. Landlord shall complete “punch list” items (as defined in Section 1.1(B)(2) above) as soon as conditions practically permit (and in all cases within forty-five (45) days except with respect to long-lead items in which case such period shall be sixty (60) days) any incomplete items of Landlord’s Additional Premises Work, and Tenant shall cooperate with Landlord in providing access as may be required to complete such work in a normal manner.

(C)                               Tenant Delay.

(1)                                 A “Tenant Delay” shall be defined as the following:

(a)                                 Tenant’s failure timely to respond to any request from Landlord, Landlord’s architect, Landlord’s contractor and/or Landlord’s Construction Representative or to timely provide all required Permit Documentation to Landlord within the applicable time periods set forth in this Work Agreement;

(b)                                 Tenant’s failure to pay the Tenant Plan Excess Costs in accordance with Section 1.5 hereinbelow;

(c)                                  Any delay due to items of work for which there is long lead time in obtaining the materials therefor or which are specially or specifically manufactured, produced or milled for the work in or to the Additional Premises and require additional time for receipt or installation;

(d)                                 Any delay due to changes, alterations or additions required or made by Tenant with respect to items not shown on the Additional Premises Plan including, without limitation, Change Orders; or

(e)                                  Any other delays caused by Tenant, Tenant’s contractors, architects, engineers, or anyone else engaged by Tenant in connection with the preparation of the Additional Premises for Tenant’s occupancy, including, without limitation, utility companies and other entities furnishing communications, data processing or other service, equipment, or furniture.

Exhibit B-1-3

Notwithstanding the foregoing, no event shall be deemed a Tenant Delay unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant: (x) that a Tenant Delay is occurring and setting forth Landlord’s good faith estimate as to the likely length of such Tenant Delay; (y) of the basis on which Landlord has determined that a Tenant Delay is occurring; and (z) if readily ascertainable by Landlord, the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay. Landlord shall deliver to Tenant a Tenant Delay Notice within five (5) business days after Landlord becomes aware of such Tenant Delay or the periods prior to delivery of a Tenant Delay Notice will not constitute a Tenant Delay hereunder. Notwithstanding anything herein or in this First Amendment to the contrary, Landlord may satisfy the Tenant Delay Notice requirement by verbal notification to Tenant’s Construction Representative so long as such notification satisfies the requirements of clauses (x), (y) and (z) above and is subsequently reflected in a written notice given no later than one (1) business day after the verbal notification.

(2)                                 Tenant Obligations with Respect to Tenant Delays.

(a)                                 Tenant covenants that no Tenant Delay shall delay commencement of the Additional Premises Term or the obligation to pay Annual Fixed Rent or Additional Rent with respect to the Additional Premises, regardless of the reason for such Tenant Delay or whether or not it is within the control of Tenant or any such employee. Landlord’s Additional Premises Work shall be deemed substantially completed as of the date when Landlord’s Additional Premises Work would have been substantially completed but for any Tenant Delays, as determined by Landlord in the exercise of its good faith business judgment.

(b)                                 Tenant shall reimburse Landlord the amount, if any, by which the cost of Landlord’s Additional Premises Work is increased as the result of any Tenant Delay.

(c)                                  Any amounts due from Tenant to Landlord under this Section 1.1(C)(2) shall be due and payable within thirty (30) days of billing therefor (except that amounts due in connection with Change Orders shall be paid as provided in Section 1.5), and shall be considered to be Additional Rent. Nothing contained in this Section 1.1(C)(2) shall limit or qualify or prejudice any other covenants, agreements, terms, provisions and conditions contained in the Lease.

Exhibit B-1-4

1.2                               Outside Completion Date

If Landlord determines that it will be unable to substantially complete Landlord’s Additional Premises Work in the Additional Premises described in the Additional Premises Plan on or before July 11, 2015 (the “Outside Completion Date”) (which date shall be extended automatically for such periods of time as Landlord is prevented from proceeding with or completing the same by reason of Force Majeure (as defined in Section 14.1 of the Original Lease) or Tenant Delay without limiting Landlord’s other rights on account thereof), then (i) Landlord shall so notify Tenant in writing by June 15, 2015, and (ii) Tenant shall be entitled to remain in occupancy of up to a total of 10,000 square feet on floors 31 and 32 of the Building (the “Swing Space”), which is a portion of the premises Tenant presently occupies under a lease dated March 1, 1978, as amended (the “1978 Lease”), notwithstanding the prior occurrence of the “New Expiration Date” (as such term is defined in the Twentieth Amendment dated February 24, 2014 to the 1978 Lease) until the date Landlord substantially completes the Landlord’s Additional Premises Work and the Swing Space shall be used by Tenant on all the terms and conditions of the 1978 Lease except Tenant shall have no obligation to pay Base Rent, Tenant’s Proportionate Share of Operating Expenses or Tenant’s Share of Ownership Taxes (as such terms are defined in the 1978 Lease) with respect to the Swing Space for the period after the New Expiration Date until the date Tenant is required to vacate the Swing Space as provided below. The rights set forth in the prior sentence shall be Tenant’s sole and exclusive remedies for Landlord’s failure so to complete Landlord’s Additional Premises Work by the Outside Completion Date. Each day of Tenant Delay shall be deemed conclusively to cause an equivalent day of delay by Landlord in substantially completing Landlord’s Additional Premises Work pursuant to Section 1.1 of this Work Agreement, and thereby automatically extend for each such equivalent day of delay the date of the Outside Completion Date. If applicable, Tenant shall vacate the Swing Space and move into the Additional Premises promptly after Landlord notifies Tenant that the Landlord’s Additional Premises Work is substantially complete.

1.3                               Quality and Performance of Work

All construction work required or permitted by this First Amendment shall be done in a good and workmanlike manner and in compliance with all Legal Requirements (as defined in Section 1.3 of Exhibit B-1 of the Original Lease) and all Insurance Requirements (as defined in Section 9.1 of the Original Lease). All of Tenant’s work shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations. Each party may inspect the work of the other at reasonable times and shall promptly give notice of observed defects. Each party authorizes the other to rely in connection with design and construction upon approval and other actions on the party’s behalf by any Construction Representative of the party named in Section 1.1 of the Original Lease or any person hereafter designated in substitution or addition by notice to the party relying. Except to the extent to which Tenant shall have given Landlord notice of respects in which Landlord has not performed Landlord’s construction obligations under this Work Agreement not later than the end of

Exhibit B-1-5

the eleventh (11th) full calendar month next beginning after the substantial completion of Landlord’s Additional Premises Work, Tenant shall be deemed conclusively to have approved Landlord’s construction and shall have no claim that Landlord has failed to perform any of Landlord’s obligations under this Work Agreement. Landlord agrees to correct or repair at its expense items which are then incomplete or do not conform to the work contemplated under the Additional Premises Plan and as to which, in either case, Tenant shall have given notice to Landlord, as aforesaid.

1.4                               Early Access by Tenant.

For a period of seven (7) business days prior to the date on which Landlord expects to substantially complete Landlord’s Additional Premises Work, Landlord shall permit Tenant access for installing Tenant’s furnishings in the Additional Premises prior to substantial completion when it can be done without material interference with remaining work or with the maintenance of harmonious labor relations. Any such access by Tenant shall be upon all of the terms and conditions of the Lease (other than the payment of Annual Fixed Rent) and shall be at Tenant’s sole risk, and Landlord shall not be responsible for any injury to persons or damage to property resulting from such early access by Tenant.

1.5                               Tenant Plan Excess Costs

Notwithstanding anything contained in this Work Agreement to the contrary, it is understood and agreed that Tenant shall be fully responsible for the costs of any items of work not shown on Exhibit B-2 attached to the First Amendment and the costs of any items of work shown as a “Tenant Cost” on Exhibit B-2 (by virtue of an “X” being noted in the Tenant Cost column) and Change Order Costs (the “Tenant Plan Excess Costs”). To the extent, if any, that there are Tenant Plan Excess Costs, Tenant shall reimburse Landlord, as Additional Rent, within ten (10) days of billing therefor.

Exhibit B-1-6

Exhibit B-2

PLANS AND TURNKEY MATRIX

[LOGO] FINAL Exhibit B-2 PLANS AND TURNKEY MATRIX Exhibit B-2-1

Exhibit B-2-1

[LOGO] FINAL Boston Properties TENANT WORK LETTER 2/4/2015 Location: CRA- 25th Floor JHT [ILLEGIBLE] of Landlord Work and Tenant work Fit Plan by IA dated 1.28.15 ELEMENT DESCRIPTION TURN-KEY SCOPE TENANT COST Demolition Remove rolls and flooring as necessary for reconfiguration X Misc Metate Support for operable partitions X Support for Tenant UPS X Finish Carpentry Furniture assumed throughout by tenant X Reuse all existing millwork at kitchen X 7 if of L P.Larn cabinets w P.Larn counter at Copy Room X Coat closets rods & shelves Existing to Reman (2) X Add Adjustable wall shelves X Doors & FramealGlass Tenant Entry Door- Existing Door with grass to Deign to remain X New egress doors- Reuse it possible, otherwise provide 2 rated doors X Standard paint grade doors- Reuse if possible, new where necessary X Solid wood Frames X If possible to reuse existing office glass sidelights, will do so at two conference rooms but X Otherwise no sidelights Any and at Glass Doors X Hardware Passage Sets Only-al looking hardware by tenant X Drywall As new partitions will be to 6th above ceiling X Full height partition at conference rooms X New Drywell Castings X Acoustic Callings New 2x2 ACT System throughout Flooring Carpet within space (Allowance $30/yard) - Should tenant wish to match existing carpet on X Floors 9 and 10, any cost above $30/yard is a tenant cost X VCT at copy and kitchen X Vinyl Base X X Other Flooring Wall Finishes Paint walls (latex) throughout X Paint Doors Frames X Paint Scris Callings X Wall Coverings- other X Wood Fabric Paneling X Equipment Specification Projection Screens X Marker boards X Appliances X Fire Extinguishers X Other Storages (interior) X Fire Protection Standpipe risers X Sprinkles Loop X Finished Sprinter design and heads X Pre-Action System and other special systems X Plumbing Core Toilet Rooms- ETR X Kitchenette Sink- ETR X HVAC Separate and reconfigure existing systems Medium Pressure Ductwork (MPD) X Re-use existing interior VAV Boxes X Low Pressure Duct work for new interior layout X One 1 1/2 ton unit for the IDF room X Any additional cooling X DOC controls for PIUS X Exhibit B-2-2

Exhibit B-2-2

[LOGO] FINAL Electrical Electrical to be pro-rate: sub-metering excluded X New 2x2 direct/indirect throughout. No specialty lighting. X Additional Lighting X Exit Signs Fire Alarm Devices X 14 new duplex outlets throughout included dedicate (below)- reuse if possible X Workroom- 2 dedicated outlets X Whips as needed for furniture per pan dated 1.28.15 X Cable TV X Floor Outsets with power and tel data X Furniture Connections X Telecom/Security Design of Tel/data/AV/Tumiture X One ring and string at required connections X Tel/data cabling and final connections X Tel/data equipment X AV equipment X Furniture purchase and Instal X Tenant Card readers X Design Services Design for Turnkey scope X Design for non- turnkey scope X Other All existing appliances to remain - any new appliances X New Structural Film as needed X New Base Budding Manual Shades X Exhibit B-2-3

Exhibit B-2-3